EXHIBIT 99.1

Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

www.capitolbancorp.com

Contact: Stephanie Swan
Director of Shareholder Services
517-372-7402

CAPITOL BANCORP REPORTS THIRD QUARTER RESULTS

LANSING, Mich.: November 14, 2012:  A net loss of $5.7 million, or ($0.14) per share, was reported for the third quarter of 2012, compared to a net loss of approximately $22.8 million, or ($0.55) per share, for the corresponding period in 2011.  Approximately $2.7 million ($0.07 per share) of this 2012 quarterly net loss, or roughly 48 percent, is attributable to "reorganization items" expense directly associated with Capitol's financial restructuring plan.  The following contributed to the operating results for the third quarter, and were the key factors that favorably impacted performance.

➢	After removing the impact of bank divestitures:

•
On-going notable declines in both nonperforming loans and other nonperforming assets: down nearly 13 percent and 10 percent, respectively, linked-quarter and nearly 35 percent and 26 percent, respectively, from year-end 2011.

•	The provision for loan losses decreased 97 percent from the same quarter of 2011.
•	Margin improvement of sixty-seven basis points year-over-year.
•	Employee compensation and benefits expense decreased 11 percent from the same period in 2011.
•	Total operating expenses declined nearly 17 percent year-over-year.

Consolidated assets declined 29 percent to $1.7 billion at September 30, 2012 from the nearly $2.5 billion reported at September 30, 2011, and nearly 12 percent on a linked-quarter basis from approximately $2.0 billion reported at June 30, 2012, as a result of bank divestitures and ongoing balance sheet deleveraging strategies.  Eliminating the effect of bank divestitures, total portfolio loans decreased 21 percent to approximately $1.3 billion at September 30, 2012, from $1.6 billion reported at September 30, 2011.  Economic improvements in key markets and emphasis on prudent balance sheet management have helped to stabilize the net interest margin at or around 3.1-3.2 percent over recent quarters.  Deposits reflected a 15 percent decline to nearly $1.7 billion at September 30, 2012 from approximately $2.0 billion reported at September 30, 2011; however, the Corporation's consistent focus on core funding sources resulted in an ongoing favorable improvement in deposit mix as noninterest-bearing deposits were nearly 22 percent of total deposits at September 30, 2012, compared to approximately 18 percent at September 30, 2011.

Capitol's Chairman and CEO Joseph D. Reid said, "Another quarter of active management and resolution-oriented focus resulted in net loan charge-offs of $7.7 million for the third quarter of 2012, a significant decrease from nearly $24.9 million for the corresponding period of 2011.  In addition, for the third quarter of 2012, (excluding the effect of affiliate divestitures), total nonperforming loans have declined 13 percent and total nonperforming assets have fallen 10 percent on a linked-quarter basis (declining almost 35 percent and 26 percent, respectively, from year-end 2011 totals).  This continued decline is encouraging and we perceive these trendlines as an indication of continued improving fundamentals and a validation of the assumptions underlying the restructuring plan."

Quarterly Performance
In the third quarter of 2012, consolidated net operating revenues from continuing operations increased to $20.8 million from nearly $19.8 million for the corresponding period of 2011.  The net interest margin for the three months ended September 30, 2012 was 3.64 percent, a 67 basis point increase from the 2.97 percent reported for the same period in 2011 and a 44 basis point increase from the 3.20 percent reported for the previous quarter.  Cash and cash equivalents were approximately $371 million, or 21 percent of consolidated total assets, at September 30, 2012.  Capitol continues to focus on liquidity to manage its balance sheet in the face of ongoing economic challenges and regulatory constraints, which has resulted in a lower net interest margin than would have resulted had Capitol been progressively expanding and growing its loan portfolio. Other noninterest income from continuing operations totaled nearly $5.5 million and included a one-time $2.5 million insurance settlement in connection with loan charge-offs, compared to $4.5 million in the comparable 2011 period.  Core noninterest revenue components, which consist primarily of trust fees and service charges on deposit accounts, declined, partially attributable to Capitol's divestiture activities, while mortgage fees increased slightly during the third quarter of 2012.

The Corporation continues to reduce operating expenses.  Total noninterest expenses decreased in the recent quarter to approximately $23.7 million compared to $28.7 million for the three months ended September 30, 2011, after eliminating the impact of bank divestitures.  Costs associated with foreclosed properties and other real estate owned decreased to approximately $3.2 million in the third quarter of 2012, reflecting Capitol's continued efforts to work through problem asset resolution, compared to $6.8 million in the year-ago period.  FDIC insurance premiums and other regulatory fees decreased from nearly $2.0 million in 2011's third quarter to $1.5 million in the most recent three-month period, attributed largely to the decline in liabilities on which the assessment is based.  Combined, these two expense areas totaled nearly $4.7 million in the most recent quarter, a decrease from the combined approximate $8.8 million level during the corresponding period of 2011.  Further, on a core, controllable-expense basis, year-over-year compensation costs declined more than 11 percent, from $11.6 million in the 2011 period to $10.3 million in 2012's third quarter, and represented a decrease of 5.9 percent on a linked-quarter basis.

The third quarter 2012 provision for loan losses decreased dramatically to $462,000 from $15.5 million for the corresponding period of 2011, after the impact of bank divestitures.  During the third quarter of 2012, net loan charge-offs totaled $7.7 million, a significant decrease from 2011's corresponding level of $24.9 million, but consistent with the linked-quarter level of approximately $7.8 million, as the Corporation continues to aggressively manage its exposure to nonperforming loans.

Ongoing loan foreclosure, real estate maintenance and other costs associated with problem asset resolution corporate-wide were a major reason for the core net operating loss in the most recent three-month period.  However, Capitol is encouraged that aggregate levels of nonperforming loans reflected notable declines at September 30, 2012 when compared to year-end as follows: Arizona (down 25.0 percent), Michigan (down 35.1 percent) and Nevada (down 53.5 percent).  Approximately $2.7 million ($0.07 per share) of this 2012 quarterly net loss, or roughly 48 percent, is attributable to "reorganization items" expense directly associated with Capitol's financial restructuring plan.

Nine-Month Performance
Net operating revenues approximated $56.0 million for the nine months ended September 30, 2012, compared to $78.0 million for the year-ago period.  The provision for loan losses of $1.6 million for the first nine months of 2012 was a significant decrease from the $32.7 million for the comparable 2011 period.  The Corporation reported a net loss of $23.9 million for the first nine months of 2012, a significant improvement compared to a loss of $38.9 million reported in 2011's comparable period that also included a nearly $17 million gain on an exchange of trust preferred securities recorded in the first quarter of 2011.  On a per-share basis, the net loss for the first nine months of 2012 was $0.58, compared to a net loss of $1.02 per share reported for the corresponding period in 2011.

Balance Sheet
Divestiture efforts and ongoing balance sheet deleveraging are focused on strengthening consolidated capital ratios, although the Corporation continues to be classified as "undercapitalized."  The challenges, and multiple efforts to address this capital-restoration priority, remain ongoing.  As of September 30, 2012, Capitol had a $189.0 million valuation allowance related to deferred tax assets, which may be released upon a sustained return to profitability.  In July 2011, Capitol announced that it had adopted a Tax Benefits Preservation Plan designed to preserve these substantial tax assets.  This plan is similar to tax benefit preservation plans adopted by other public companies with significant tax attributes.  The purpose of the plan is to protect Capitol's ability to carry forward its net operating losses and certain other tax attributes for utilization in certain circumstances to offset future taxable income and reduce its federal income tax liability.

Net loan charge-offs of 2.32 percent of average loans (annualized) for the third quarter of 2012 represented a notable decrease from the 5.85 percent in the corresponding period of 2011 (excluding discontinued operations), although a slight increase from 2.20 percent on a linked-quarter basis.  Recent activity reflected encouragement in the trend of a declining level of nonperforming loans in the Arizona Region (an $11.3 million decline from the amount reported at September 30, 2011), the Great Lakes Region (a $40.1 million decline from the amount reported at September 30, 2011, exclusive of discontinued operations) and the Nevada Region (a $44.7 million decline from the amount reported at September 30, 2011).  The consolidated coverage ratio of the allowance for loan losses in relation to nonperforming loans was 46.60 percent at September 30, 2012, continuing the trend of modest improvement quarter-to-quarter over the past year.  The allowance for loan losses as a percentage of portfolio loans also remained relatively consistent with recent periods at 5.15 percent, compared to 5.32 percent linked-quarter, and 5.72 percent for the same period of 2011, declining in tandem with the Corporation's reported decreases in nonperforming loans and nonperforming assets over recent periods.

Financial Restructuring Plan
In June 2012, Capitol announced the commencement of a voluntary restructuring plan, designed to facilitate Capitol's objective of converting existing debt to equity, which will facilitate new equity investments in the Corporation, as well as to help restore Capitol's capital ratios and ensure its affiliate banks are appropriately capitalized.  The initiative includes the opportunity to preserve Capitol's substantial deferred tax assets, which can benefit all shareholders going forward.  The joint plan of reorganization provides for the restructuring of Capitol's and its affiliate Financial Commerce Corporation's ("FCC") liabilities in a manner designed to maximize recoveries to all creditors and to enhance the financial stability of the reorganized debtors while simultaneously raising new capital from outside investors, which can be immediately deployed into the reorganized debtor's subsidiary banks, thus avoiding the significantly adverse consequences that would result from the seizure of any subsidiary bank.

Existing debt holders were asked to exchange their debt securities for both preferred and common stock of the company (the "Exchange Offer").  Simultaneously, Capitol solicited votes from all debt and equity holders for a prepackaged Chapter 11 plan of reorganization (the "Standby Plan") for Capitol and FCC to be commenced in the event the Exchange Offer was not successful or that Capitol believed the transactions contemplated by the Standby Plan are in the best interests of all stakeholders.  The Standby Plan contemplates the conversion of all current trust preferred security holders, unsecured senior note holders, current preferred equity shareholders and current common equity shareholders into new classes of common stock which will retain approximately 53 percent of the voting control and value of the restructured company.

Capitol has also been actively seeking to identify external capital sources sufficient to restore all affiliate institutions to "well-capitalized" status in exchange for approximately 47 percent of the restructured company.  The Standby Plan contemplates an equity infusion of at least $70 million and up to $115 million pursuant to a separate equity commitment agreement to be entered into by Capitol and certain third-party investors prior to the date on which the Standby Plan becomes effective.

The first segment of the restructuring plan, the exchange of Capitol's outstanding trust preferred securities, unsecured capital notes and Series A preferred stock, expired on July 27, 2012.  As the conditions for the exchange offers were not met, the exchange offer was terminated and the tendered securities were released into their original CUSIP numbers.

Holders of Capitol's senior notes, trust preferred securities, Series A preferred and common stock overwhelmingly voted to accept the Standby Plan and as a result of the successful vote, Capitol's board of directors approved proceeding with voluntary Chapter 11 filings for Capitol and FCC in the U.S. Bankruptcy Court for the Eastern District of Michigan (the "Court"), and Capitol is seeking confirmation of the approved Standby Plan by the Court.  The Court granted Capitol certain "first-day motions" which allow it to continue its operations in the ordinary course during the plan confirmation process, and which include requests to continue the payment of wages, salaries and other employee benefits.  Capitol has also been granted a motion by the Court restricting trading in Capitol's senior notes, trust preferred securities, preferred stock and common stock in order to preserve certain of Capitol's deferred tax assets.  A confirmation hearing date has been set for December 4, 2012.

Capitol officials emphasize that this initiative will not affect the operations or deposits of any of Capitol's affiliate banks, which are expected to continue normal operations during the pendency of the cases.  Capitol's affiliated banks are regulated separately from the holding company and their deposits are insured by the Federal Deposit Insurance Corporation.

In October, Capitol announced that it had entered into a securities purchase agreement for the sale of $35 million of Class B common stock and $15 million of Series A Preferred stock, and it also entered into an asset purchase agreement to sell nonperforming loans with approximately $207 million of aggregate unpaid principal balance, in each case contingent on its emergence from bankruptcy and subject to the terms and conditions contained in the securities purchase and asset purchase agreements, respectively.

Capitol's Chairman and CEO, Joseph D. Reid stated, "We are pleased with the progress made on the initiatives set forth under the proposed voluntary restructuring plan, including the favorable vote on the plan, the filings made with the Court seeking confirmation of the plan and the significant step made in our capital-raising efforts through the commitments for the sale of securities and nonperforming loans.  We are optimistic that the restructuring plan will serve to provide resolution for our trust preferred securities and Capitol's senior debt, while also facilitating additional equity investments in the Corporation.  Additionally, successful completion of the plan will provide benefits to Capitol and all of its stakeholders, and will help to restore the Corporation's capital ratios, as well as the capital ratios of our affiliate banks, providing a more stable platform for future growth and support.  We appreciate the continued support from our many stakeholders as we work through this reorganization process."

When the trust preferred securities were originally issued, and until recently, substantially all of those securities comprised a crucial element of Capitol's compliance with regulatory capital requirements because they were a material component of regulatory capital.  Because of Capitol's weakened financial condition and changes to banking regulations affecting its ability (as well as that of other bank holding companies in the United States) to include any portion of these securities in regulatory capital computations, none of these securities are currently included in the Corporation's regulatory capital measurements.  The restructuring initiatives will facilitate the conversion of Capitol's trust preferred securities to equity and represent an efficient opportunity to strengthen the composition of Capitol's capital base by increasing its Tier 1 common and tangible common equity ratios, while also reducing the dividend and interest expense associated with these securities.  By increasing its common equity component, and successfully completing the capital raise component of the plan, Capitol expects to have increased capital flexibility to continue to support its community banking platform, strategically take advantage of select market opportunities and implement its long-term strategies.

Affiliate Bank Divestitures
Capitol previously announced plans to sell its controlling interests in several affiliate banks.  The sales of two of these banks were completed in July 2012 and Capitol has also entered into an agreement to sell its interests in one additional affiliate in the Northwest region of the country.  These three transactions represent $192 million of assets.  The pending divestiture is anticipated to be completed in 2012, pending regulatory approval and other contingencies.

About Capitol Bancorp Limited
Capitol Bancorp Limited (OTCQB: CBCRQ), which was founded in 1988, is a community banking company that has a network of separately chartered banks in ten states and executive offices in Lansing, Michigan.

CAPITOL BANCORP LIMITED
(DEBTOR-IN-POSSESSION)
SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except share and per-share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2012	2011		2012	2011

Condensed consolidated results of operations:
Interest income	$19,385	$23,582		$60,564	$74,682
Interest expense	4,049	8,314		17,050	26,752
Net interest income	15,336	15,268		43,514	47,930
Provision for loan losses	462	15,530		1,622	32,746
Noninterest income	5,452	4,521		12,458	30,102
Noninterest expense	23,735	28,746		77,509	95,137
Loss from continuing operations before income
taxes	(6,155)	(24,487)		(25,905)	(49,851)
Income (loss) from discontinued operations	59	(1,029)		156	1,399

Net loss attributable to Capitol Bancorp Limited	$(5,673)	$(22,762)		$(23,924)	$(38,911)

Net loss attributable to Capitol Bancorp Limited
per common share	$(0.14)	$(0.55)		$(0.58)	$(1.02)
Book value (deficit) per common share at end of period	(3.33)	(2.46)		(3.33)	(2.46)
Common stock closing price at end of period	$0.13	$0.08		$0.13	$0.08
Common shares outstanding at end of period	41,178,000	41,045,000		41,178,000	41,045,000
Number of common shares used to compute net
loss per share:
Basic	41,070,000	41,018,000		41,037,000	38,075,000
Diluted	41,070,000	41,018,000		41,037,000	38,075,000

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
	2012	2012	2012	2011	2011
Condensed summary of consolidated financial position:
Total assets	$1,749,457	$1,985,907	$2,058,739	$2,205,265	$2,468,957
Portfolio loans(1)	1,284,189	1,379,267	1,449,772	1,541,113	1,633,069
Deposits(1)	1,660,686	1,729,032	1,783,113	1,858,398	1,960,329
Capitol Bancorp Limited stockholders' equity (deficit)	(132,176)	(126,378)	(115,976)	(108,084)	(95,831)
Total capital	$9,512	$17,294	$27,931	$40,509	$55,622

Key performance ratios:
Net interest margin	3.64%	3.20%	3.12%	2.90%	2.97%
Efficiency ratio	114.18%	158.99%	140.94%	113.16%	138.91%

Asset quality ratios:
Allowance for loan losses / portfolio loans	5.15%	5.32%	5.52%	5.56%	5.72%
Total nonperforming loans / portfolio loans	11.06%	11.78%	12.62%	13.45%	13.73%
Total nonperforming assets / total assets	13.25%	12.98%	14.79%	14.72%	14.23%
Net charge-offs (annualized) / average portfolio loans	2.32%	2.20%	1.74%	3.24%	5.61%
Allowance for loan losses / nonperforming loans	46.60%	45.19%	43.74%	41.33%	41.70%

Capital ratios:
Capitol Bancorp Limited stockholders' equity (deficit) / total assets	(7.56)%	(6.36)%	(5.63)%	(4.90)%	(3.88)%
Total equity / total assets	(8.10)%	(6.64)%	(5.89)%	(4.93)%	(3.79)%

(1) Amounts as previously reported have been adjusted to exclude amounts related to discontinued operations.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include expressions such as "expect," "intend," "believe," "estimate," "may," "will," "anticipate" and "should"
and similar expressions also identify forward-looking statements which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Supplemental analyses follow providing additional detail regarding Capitol's consolidated results of operations, financial position, asset quality and other supplemental data.

CAPITOL BANCORP LIMITED
(DEBTOR-IN-POSSESSION)
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per-share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
INTEREST INCOME:
Portfolio loans (including fees)	$19,058	$23,190	$59,533	$73,555
Loans held for sale	19	9	39	36
Taxable investment securities	42	62	137	120
Other	266	321	855	971
Total interest income	19,385	23,582	60,564	74,682

INTEREST EXPENSE:
Deposits	3,056	5,372	10,390	17,925
Debt obligations and other	993	2,942	6,660	8,827
Total interest expense	4,049	8,314	17,050	26,752

Net interest income	15,336	15,268	43,514	47,930

PROVISION FOR LOAN LOSSES	462	15,530	1,622	32,746
Net interest income (deficiency) after
provision for loan losses	14,874	(262)	41,892	15,184

NONINTEREST INCOME:
Service charges on deposit accounts	642	693	1,968	2,049
Trust and wealth-management revenue	735	784	2,159	2,545
Fees from origination of non-portfolio residential
mortgage loans	199	149	503	364
Gain on sale of government-guaranteed loans		307	362	1,033
Gain on debt extinguishment				16,861
Other	3,876	2,588	7,466	7,250
Total noninterest income	5,452	4,521	12,458	30,102

NONINTEREST EXPENSE:
Salaries and employee benefits	10,300	11,611	32,040	36,453
Occupancy	2,441	1,593	7,434	7,151
Equipment rent, depreciation and maintenance	1,321	1,819	4,207	5,685
Costs associated with foreclosed properties and other
real estate owned	3,172	6,785	14,227	23,118
FDIC insurance premiums and other regulatory fees	1,509	1,984	4,838	7,063
Other	4,992	4,954	14,763	15,667
Total noninterest expense	23,735	28,746	77,509	95,137

Loss before reorganization items and
income tax expense (benefit)	(3,409)	(24,487)	(23,159)	(49,851)

Reorganization items	2,746		2,746

Loss before income tax expense (benefit)	(6,155)	(24,487)	(25,905)	(49,851)

Income tax expense (benefit)	48	(748)	4	(3,404)

Loss from continuing operations	(6,203)	(23,739)	(25,909)	(46,447)

Discontinued operations:
Income (loss) from operations of bank subsidiaries sold	69	(910)	102	(1,226)
Gain (loss) on sale of bank subsidiaries	29	(56)	155	4,496
Less income tax expense	39	63	101	1,871
Income (loss) from discontinued operations	59	(1,029)	156	1,399

NET LOSS	(6,144)	(24,768)	(25,753)	(45,048)

Net losses attributable to noncontrolling interests in
consolidated subsidiaries	471	2,006	1,829	6,137

NET LOSS ATTRIBUTABLE TO
CAPITOL BANCORP LIMITED	$(5,673)	$(22,762)	$(23,924)	$(38,911)

NET LOSS PER COMMON SHARE
ATTRIBUTABLE TO CAPITOL BANCORP
LIMITED (basic and diluted)	$(0.14)	$(0.55)	$(0.58)	$(1.02)

CAPITOL BANCORP LIMITED
(DEBTOR-IN-POSSESSION)
Condensed Consolidated Balance Sheets
(in thousands, except share and per-share data)

	(Unaudited)
	September 30,	December 31,
	2012	2011
ASSETS

Cash and due from banks	$51,388	$38,540
Money market and interest-bearing deposits	319,295	318,006
Cash and cash equivalents	370,683	356,546
Loans held for sale	1,074	2,129
Investment securities:
Available for sale, carried at fair value	14,731	14,883
Held for long-term investment, carried at
amortized cost which approximates fair value	2,639	2,737
Total investment securities	17,370	17,620
Federal Home Loan Bank and Federal Reserve
Bank stock (carried on the basis of cost)	11,106	12,851
Portfolio loans:
Loans secured by real estate:
Commercial	797,345	907,377
Residential (including multi-family)	274,389	332,110
Construction, land development and other land	65,771	105,268
Total loans secured by real estate	1,137,505	1,344,755
Commercial and other business-purpose loans	134,083	181,349
Consumer	10,151	12,228
Other	2,450	2,781
Total portfolio loans	1,284,189	1,541,113
Less allowance for loan losses	(66,185)	(86,745)
Net portfolio loans	1,218,004	1,454,368
Premises and equipment	21,900	24,348
Accrued interest income	4,387	5,037
Other real estate owned	89,754	95,523
Other assets	15,179	14,345
Assets of discontinued operations	--	222,498

TOTAL ASSETS	$1,749,457	$2,205,265

LIABILITIES AND EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$360,252	$328,896
Interest-bearing	1,300,434	1,529,502
Total deposits	1,660,686	1,858,398
Debt obligations:
Notes payable and short-term borrowings	19,487	50,445
Subordinated debentures	--	149,156
Total debt obligations	19,487	199,601
Accrued interest on deposits and other liabilities	10,098	50,157
Liabilities of discontinued operations	--	205,756
Liabilities subject to compromise	200,970	--
Total liabilities	1,891,241	2,313,912

EQUITY:
Capitol Bancorp Limited stockholders' equity:
Preferred stock (Series A), 700,000 shares authorized
($100 liquidation preference per share); 50,980 shares
issued and outstanding	5,098	5,098
Preferred stock (for potential future issuance),
19,300,000 shares authorized; none issued and outstanding	--	--
Common stock, no par value, 1,500,000,000 shares authorized;
issued and outstanding: 2012 - 41,177,979 shares
2011 - 41,045,267 shares	292,093	292,135
Retained-earnings deficit	(428,914)	(404,846)
Undistributed common stock held by employee-benefit trust	(541)	(541)
Accumulated other comprehensive income	88	70
Total Capitol Bancorp Limited stockholders' equity deficit	(132,176)	(108,084)
Noncontrolling interests in consolidated subsidiaries	(9,608)	(563)
Total equity deficit	(141,784)	(108,647)

TOTAL LIABILITIES AND EQUITY	$1,749,457	$2,205,265

CAPITOL BANCORP LIMITED
(DEBTOR-IN-POSSESSION)
Allowance for Loan Losses Activity

ALLOWANCE FOR LOAN LOSSES ACTIVITY (in thousands):

	Periods Ended September 30
	Three Month Period		Nine Month Period
	2012	2011(1)	2012	2011(1)

Allowance for loan losses at beginning of period	$73,438	$106,531	$86,745	$126,305

Allowance for loan losses of previously-discontinued bank subsidiary	--	--	--	2,380

Loans charged-off:
Loans secured by real estate:
Commercial	(6,577)	(11,259)	(16,143)	(26,133)
Residential (including multi-family)	(3,380)	(5,822)	(10,446)	(16,263)
Construction, land development and other land	(1,188)	(5,647)	(4,752)	(17,480)
Total loans secured by real estate	(11,145)	(22,728)	(31,341)	(59,876)
Commercial and other business-purpose loans	(658)	(4,842)	(7,218)	(15,664)
Consumer	(189)	(137)	(522)	(729)
Other	23	--	(656)	--
Total charge-offs	(11,969)	(27,707)	(39,737)	(76,269)
Recoveries:
Loans secured by real estate:
Commercial	1,819	906	5,784	2,950
Residential (including multi-family)	647	536	4,416	2,477
Construction, land development and other land	490	322	1,639	3,475
Total loans secured by real estate	2,956	1,764	11,839	8,902
Commercial and other business-purpose loans	957	1,000	5,222	2,959
Consumer	278	62	424	155
Other	63	2	70	4
Total recoveries	4,254	2,828	17,555	12,020
Net charge-offs	(7,715)	(24,879)	(22,182)	(64,249)
Additions to allowance charged to expense (provision for loan losses)	462	15,530	1,622	32,746

Allowance for loan losses at end of period	$66,185	$97,182	$66,185	$97,182

Average total portfolio loans for the period	$1,331,083	$1,701,899	$1,417,816	$1,814,106

Ratio of net charge-offs (annualized) to average portfolio loans outstanding	2.32%	5.85%	3.13%	7.08%

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

CAPITOL BANCORP LIMITED
(DEBTOR-IN-POSSESSION)
Asset Quality Data

ASSET QUALITY (in thousands):

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

Nonaccrual loans:
Loans secured by real estate:
Commercial	$81,274	$93,792	$114,225	$121,250
Residential (including multi-family)	34,142	36,525	39,094	45,357
Construction, land development and other land	13,087	17,409	21,411	29,088
Total loans secured by real estate	128,503	147,726	174,730	195,695
Commercial and other business-purpose loans	12,432	13,238	14,901	17,818
Consumer	216	174	182	124
Total nonaccrual loans	141,151	161,138	189,813	213,637

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	702	1,029	515	3,778
Residential (including multi-family)	--	231	1,089	259
Construction, land development and other land	--	--	312	--
Total loans secured by real estate	702	1,260	1,916	4,037
Commercial and other business-purpose loans	190	93	233	148
Consumer	--	14	17	38
Total past due loans	892	1,367	2,166	4,223

Total nonperforming loans	$142,043	$162,505	$191,979	$217,860

Real estate owned and other repossessed assets	89,835	95,331	101,651	95,587

Total nonperforming assets	$231,878	$257,836	$293,630	$313,447

CAPITOL BANCORP LIMITED
(DEBTOR-IN-POSSESSION)
Selected Supplemental Data

EPS COMPUTATION COMPONENTS (in thousands):

	Periods Ended September 30
	Three Month Period		Nine Month Period
	2012	2011	2012	2011

Numerator—net loss attributable to Capitol Bancorp Limited for the period	$(5,673)	$(22,762)	$(23,924)	$(38,911)

Denominator:
Weighted average number of common shares outstanding, excluding unvested restricted shares of common stock (denominator for basic and diluted net loss)	41,070	41,018	41,037	38,075

Number of antidilutive stock options excluded from diluted net loss per share computation	1,445	1,573	1,445	1,573

Number of antidilutive unvested restricted shares excluded from basic and diluted net loss per share computation	9	26	9	26

Number of antidilutive warrants excluded from diluted net loss per share computation	1,250	1,326	1,250	1,326

Net income (loss) per common share attributable to Capitol Bancorp Limited:
From continuing operations	$(0.14)	$(0.53)	$(0.59)	$(1.08)
From discontinued operations	--	(0.02)	0.01	0.06

Total net loss per common share attributable to Capitol Bancorp Limited	$(0.14)	$(0.55)	$(0.58)	$(1.02)

AVERAGE BALANCES (in thousands):

	Periods Ended September 30
	Three Month Period		Nine Month Period
	2012	2011	2012	2011

Portfolio loans(1)	$1,331,083	$1,701,899	$1,417,816	$1,814,106
Earning assets(1)	1,684,686	2,076,855	1,757,052	2,179,978
Total assets	1,834,820	2,638,333	1,983,765	2,990,589
Deposits(1)	1,704,434	2,027,197	1,755,938	2,101,653
Capitol Bancorp Limited stockholders' equity (deficit)	(128,634)	(81,117)	(120,257)	(66,783)

(1)       Amounts as previously reported have been adjusted to exclude amounts related to discontinued operations.

Capitol Bancorp's National Network of Community Banks

Arizona Region:
Central Arizona Bank	Scottsdale, Arizona
Sunrise Bank of Albuquerque	Albuquerque, New Mexico
Sunrise Bank of Arizona	Phoenix, Arizona

Great Lakes Region:
Bank of Maumee	Maumee, Ohio
Capitol National Bank	Lansing, Michigan
Indiana Community Bank	Goshen, Indiana
Michigan Commerce Bank	Ann Arbor, Michigan

Midwest Region:
Summit Bank of Kansas City	Lee's Summit, Missouri

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada
Bank of Las Vegas	Las Vegas, Nevada

Northwest Region:
High Desert Bank	Bend, Oregon

Southeast Region:
Pisgah Community Bank	Asheville, North Carolina
Sunrise Bank	Valdosta, Georgia